Exhibit 99.1

Cargill and Continental Grain Complete

Acquisition of Sanderson Farms

MINNEAPOLIS and NEW YORK – July 22, 2022 – Cargill and Continental Grain Company today announced the completion of the previously announced acquisition of Sanderson Farms, Inc. (NASDAQ: SAFM) by a joint venture between Cargill and Continental Grain. The acquisition was announced on August 9, 2021.

Sanderson Farms shareholders are receiving $203.00 per each share of common stock they owned as of immediately prior to the completion of the transaction. As a result of the completion of the transaction, Sanderson Farms’ shares will no longer trade on the NASDAQ beginning July 22, 2022.

As a part of the closing of the transaction, Cargill and Continental Grain have combined Sanderson Farms with Wayne Farms, a subsidiary of Continental Grain, forming a new privately held poultry business. The new business, named Wayne-Sanderson Farms, will be headquartered in Oakwood, GA. As previously announced, Clint Rivers, currently CEO of Wayne Farms, has been appointed CEO of the combined company.

Mr. Rivers said, “I am honored to lead the new Wayne-Sanderson Farms, which brings together a talented team with complementary operations and cultures and a strong commitment to employees, farmers and the communities where we operate. The new company is ideally positioned to continue to serve customers and consumers with high- quality and affordable products.”

Wayne-Sanderson Farms is a best-in-class U.S. poultry company with a high-quality asset base, a strong operating culture, and an industry-leading management team and workforce. Operating chicken processing plants and prepared foods plants across Alabama, Arkansas, Georgia, Louisiana, Mississippi, North Carolina, and Texas, Wayne-Sanderson Farms has state-of-the-art operations and will continue to invest in its stakeholders, workforce and in employee safety.

Joe F. Sanderson, Jr. said, “It has been an incredible privilege to lead the Sanderson Farms team over the last thirty-three years and to continue my family’s legacy by helping to nourish families across the country. I am proud of all we have achieved together, and I am confident that the fairness, honesty and integrity that has been synonymous with the Sanderson Farms name will carry on with Wayne-Sanderson Farms.”

BofA Securities acted as the financial advisor to Cargill and Freshfields Bruckhaus Deringer (US) LLP acted as legal counsel. Gibson Dunn & Crutcher acted as tax counsel. Centerview Partners LLC acted as financial advisor to Sanderson Farms and Wachtell, Lipton, Rosen & Katz, Fishman Haygood LLP and Brunini, Grantham, Grower & Hewes, PLLC acted as legal counsel. Lazard acted as the financial advisor for Wayne Farms and Continental Grain, and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel. Also acting for Cargill and Continental Grain were Arnold & Porter Kaye Scholer LLP as special antitrust counsel and Jones Walker LLP as Mississippi counsel.

About Cargill

Cargill’s 155,000 employees across 70 countries work relentlessly to achieve our purpose of nourishing the world in a safe, responsible, and sustainable way. Every day, we connect farmers with markets, customers with ingredients, and people and animals with the food they need to thrive. We combine 156 years of experience with new technologies and insights to serve as a trusted partner for food, agriculture, financial and industrial customers in more than 125 countries. Side-by-side, we are building a stronger, sustainable future for agriculture.

About Continental Grain Company

Continental Grain is a privately owned global investor, owner, and operator of companies with more than 200 years of history across the food and agribusiness spectrum. It creates long–term value by applying deep industry knowledge, capital and talent to businesses ranging from established market leaders to promising innovators, working alongside trusted partners, and supporting strong management teams. It brings a long–term ownership mindset, concentrating on investment and operating plans that create enduring value and a sustainable, efficient, and nutritional food supply chain. Continental Grain brings people, ideas, and resources together to build the businesses that will feed the world.